Exhibit 5.1

October 17, 2025

Envoy Medical, Inc.
4875 White Bear Parkway
White Bear Lake, Minnesota 55110

Re:	Registration Statement on Form S-1

To the addressee set forth above:

We have acted as legal counsel to Envoy Medical, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus included therein (the “Prospectus”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement of up to an aggregate of 15,116,472 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), which (i) up to 5,725,206 shares of our common stock (the “September Warrant Shares”) issuable upon exercise of warrants issued in a private placement that closed on September 23, 2025, at an exercise price of $1.31 per share, (ii) up to 9,022,572 shares of our common stock (the “October Warrant Shares”) issuable upon exercise of warrants issued in a private placement that closed on October 9, 2025, at an exercise price of $1.33 per share, (iii) up to 143,130 shares of our common stock (the “September Placement Agent Warrant Shares”) issuable upon exercise of warrants (the “September Placement Agent Warrants”) issued pursuant to a Letter Agreement (defined below) at an exercise price of $1.6375 per share, and (iv) up to 225,564 shares of our common stock (the “October Placement Agent Warrant Shares”) issuable upon exercise of warrants (the “October Placement Agent Warrants”) issued pursuant to the Letter Agreement, at an exercise price of $1.6625 per share. The September Warrant Shares, October Warrant Shares, September Placement Agent Warrant Shares, and October Placement Agent Warrant Shares are referred to herein as the “Shares.” The September Placement Agent Warrant and October Placement Agent Warrant were issued pursuant to a letter agreement, dated September 17, 2025, by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright”). All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with rendering this opinion, we have reviewed the following, as presented, and represented as being such, to us by the Company: (i) the Company’s Second Amended and Restated Certificate of Incorporation, as amended to date; (ii) the Company’s Amended and Restated Bylaws, as amended to date; and (iii) certain resolutions of the Company’s Board of Directors and committees thereof pertaining to the offer, sale and issuance by the Company of the Shares.

We have examined and relied upon the information set forth in the Registration Statement and the Prospectus and such other records, agreements, certificates, public officials, and documents as we have deemed necessary as a basis for the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As to certain matters of fact relevant to the opinions expressed below, we have, without independent verification or further inquiry, relied upon certificates and statements of officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in the manner described in the Registration Statement, the Prospectus, and the Purchase Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter is intended solely for use in connection with the offer and sale of the Shares pursuant to the Registration Statement, the Prospectus, and the Purchase Agreement, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement and Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

Fredrikson & Byron, P.A.

By:	/s/ Andrew Nick
Its:	Vice President